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                                                                    Exhibit 99.1



                                Healtheon | WebMD


         For more information contact:

         Media:
         Anne O'Connell
         Alexander Ogilvy Public Relations
         Aoconnell@alexanderogilvy.com
         404-881-2318

         Investors:
         Lew Belote
         VP of Finance
         Healtheon/WebMD
         Lbelote@webmd.net
         404-495-7602


HEALTHEON/WEBMD ANNOUNCES FIRST QUARTER 2000 FINANCIAL RESULTS

ATLANTA. MAY 2, 2000. Healtheon/WebMD (Nasdaq: HLTH) today announced financial results for the first quarter of fiscal 2000, ended March 31, 2000.

Financial Highlights

Revenue for the first quarter ended March 31, 2000 was $65.9 million compared to revenue of $17.6 million reported in the year ago quarter, an increase of 275% and compared to revenue of $33.2 million reported for the fourth quarter of 1999, an increase of 98%.

The operating loss before non-cash charges, primarily depreciation and amortization, ("EBITDA") for the quarter was ($85.9) million or ($0.49) per share and ($73.0) million or ($0.42) per share including interest income.

The financial results reflect the completion of the merger of Healtheon with WebMD and the acquisitions of MedE America and Medcast on November 11, 1999. Additionally, the acquisition of Kinetra and the transaction with News Corporation were completed in late January 2000. These



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transactions have been accounted for as purchases and are included in the financial results since the acquisition dates.

Jeff Arnold, Chief Executive Officer of Healtheon/WebMD, said, "Our first quarter revenue growth results from the value we are providing to consumers, physicians and their staff, healthcare companies and our other partners as we execute our vision. The growth reflects an increase in advertising/e-commerce revenue, growth in subscription revenues, the effective integration of the Kinetra acquisition and our continued growth in transactions. Additionally, our cash position remains strong at more than $1 billion."


    Revenue Analysis
    Revenue categories are as follows:
                                         Q1 2000     Q4 1999    Q1 1999
    Transactions                           $28.9       $19.4       $9.6
    Advertising/e-commerce                  19.4         4.1         --
    Subscriptions                            6.8         2.7         --
    Products and services                   10.8         7.0        8.0
      Total Revenue                        $65.9       $33.2      $17.6


Transaction revenue accounted for 44% of total revenue in the quarter. In the first quarter of 2000, total transactions were approximately 131 million. Total Internet transactions were approximately 4.8 million representing 41% growth from the fourth quarter of 1999.

Advertising/e-commerce revenue accounted for 30% of total revenue in the quarter. This revenue category continues to see significant growth as healthcare companies benefit from the Company's growing number of physician offices and consumers using one portal, www.webmd.com.

Subscriptions accounted for 10% of revenue in the quarter. At the end of the first quarter there were approximately 100,000 registered physician users of WebMD Practice compared to approximately 68,000 in the fourth quarter of 1999, representing an increase of 47%. Additionally, at the end of the first quarter there were approximately 21,500 administrative users of WebMD Practice compared to approximately 12,000 at the end of the fourth quarter of 1999.

Products and services accounted for 16% of revenue in the quarter. The growth this quarter was primarily due to content fees and health channel revenues from News Corporation.

Internet Utilization Metrics

Provider Adoption

Internet transactions grew by 41% to 4.8 million in the first quarter of 2000 from 3.4 million in the fourth quarter of 1999. The Company now provides connectivity through WebMD Practice to hundreds of payers, including "real time" connectivity for transactions such as eligibility, referrals and claims status to more than 40 health plans representing 60 million covered lives. The Company has continued to enhance the depth and quality of its information with the successful integration of Scientific American Medicine, which went live in the first quarter of 2000. This growth in



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transactions combined with the growth in content page views resulted in a total of 15 million professional page views during the first quarter of 2000.

Consumer Adoption

Consumer page views increased 47% from the previous quarter to approximately 109 million from 74 million in the fourth quarter of 1999. According to Media Metrix, WebMD.com monthly unique visitors increased 70% to 2.9 million unique visitors in March 2000 from 1.7 million in December 1999. Additionally, as of March 31, 2000, WebMD had more than 1.1 million community member registrations compared to 700,000 in December 1999, representing an increase of 71%.

"Our growing utilization and reach with both professional healthcare providers and consumers increases the value to our partners and allows us to improve and better monetize our Internet portal," Arnold continued. "We are partnering with premier healthcare companies that not only benefit from our access to professional providers and consumers, but also contribute high-quality content and services, which continues to enhance the user experience and the value of the network on an accelerating basis."

Key Highlights of the First Quarter of 2000

The Company continued to make progress in streamlining communications, connectivity and commerce among physician offices, consumers and healthcare institutions. As of March 31, 2000, Healtheon/WebMD was deploying services to more than 126,000 WebMD Practice users and approximately 10,000 dentists, 4,500 hospitals, 46,000 pharmacies, 650 payers and 8 laboratory companies.

Physician Office Management Information Systems (POMIS)

During the quarter, Healtheon/WebMD launched its physician office management information system (POMIS) distribution strategy through alliances with Medic Computer Systems, IDX Systems, InfoCure and the announced merger with Medical Manager expected to close in the third quarter of 2000. The Company is on schedule to begin deploying integrated services to its POMIS partners in the third quarter of 2000. These deployments will significantly expand Healtheon/WebMD's physician connectivity, collectively providing access to over 400,000 physicians, through which the Company expects to add transactions, increase revenue growth and accelerate physician adoption.

Transaction Growth

The Company's expanded payer connectivity through WebMD Practice coupled with the growth in physician office usage and deployment helped accelerate transaction growth during the quarter. Additionally, Healtheon/WebMD's announced agreement to acquire Envoy, the largest processor of healthcare electronic data interchange (EDI) transactions in the U.S., positions the Company to further accelerate growth in transaction volume and physician connectivity. The acquisition, which is expected to close in the second quarter of 2000 and is subject to the approval by the Department of Justice after completion of its pending Hart Scott Rodino review, will significantly accelerate the



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growth of Healtheon/WebMD's electronic transactions resulting in the processing of more than 2 billion transactions per year for its healthcare customers.

Value of the Network

The Company announced several partnerships during the quarter in which the partner pays for a presence on the WebMD portal. Through its strategic partnerships with healthcare companies including Mead Johnson, medibuy.com, HealthStream, Medtronic and Kiva Genetics, Healtheon/WebMD expects to generate revenue and further strengthen the breadth and functionality of its offerings. A sampling of these new offerings include new parenting information, medical supplies, premier educational services, information on diagnostic and therapeutic devices and services, and genetics and genomics information. The Company expects that this continued enhancement of Healtheon/WebMD services will help drive further adoption of its services across the healthcare community as well as revenue growth.

Organizational Structure

Healtheon/WebMD announced the addition of two key executives to strengthen the organization to focus on execution and performance. Patricia Fili-Krushel, most recently the president of ABC Television Network, a division of the Walt Disney Co., accepted the new position of President and CEO of WebMD Health, the consumer division of Healtheon/WebMD. She is responsible for all the consumer product offerings including the Consumer Portal and the health cable channel that was recently acquired from News Corporation as well as the International division. Steve Grant, who was formerly Executive Vice President, U.S. Service Delivery with American Express Company, brings proven operational and world-class customer service experience to his post of Chief Operating Officer for Healtheon/WebMD. His 25 years of experience is being utilized to aggressively integrate the announced acquisitions and make the Company the premier customer service and delivery organization in the healthcare technology industry.

Kinetra and News Corporation Transactions

The total purchase price of the Kinetra acquisition was approximately $290 million consisting of 7.4 million shares of common stock and the related acquisition costs. The purchase price has been allocated to the assets acquired and liabilities assumed based on their fair value, resulting in goodwill and other intangible assets of approximately $280 million which is being amortized over three years.

The total purchase price of the elements in the News Corporation transaction was approximately $715 million consisting of 2 million shares of common stock and preferred stock that will convert to 21.3 million shares of common stock in three years. The purchase price has been allocated to the assets acquired and liabilities assumed based on their fair value, resulting in goodwill and other intangible assets of approximately $260 million which is being amortized over five years.

Outlook

Healtheon/WebMD management believes that, after completion of its pending acquisitions, its 2001 revenues should exceed $1 billion and that it could achieve positive earnings before non-cash charges as early as the fourth quarter of 2001. The Company does not endorse published comments



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by one of the Company's directors at a recent conference suggesting that these milestones could be achieved significantly earlier than previously suggested by numerous published analysts' models.

"The rest of 2000 will be focused on executing the fundamentals of our business model we announced to our shareholders in 1999, including closing of our announced mergers and completing the integration of those organizations into our company. Our commitment is to ensure that our customer service only gets stronger as we complete this integration," said Mike Long, Chairman of Healtheon/WebMD. "To summarize, our key goals for 2000 are to integrate our merged healthcare assets with Internet connectivity, to increase adoption of our services and grow our transactions which serve as the foundation of increasing efficiencies and value to the healthcare system, and to continue to forge key partnerships which will enhance our services, help us eliminate fragmentation in the healthcare industry and monetize our network."

About Healtheon/WebMD

Healtheon/WebMD is the first end-to-end Internet healthcare company connecting physicians and consumers to the entire healthcare industry. Healtheon/WebMD is using the Internet to facilitate a new system for the delivery of healthcare, resulting in a single, secure environment for all communications and transactions that will enable a more efficient and cost effective healthcare system. Healtheon/WebMD has its corporate headquarters in Atlanta and its technology headquarters in Silicon Valley. For more information visit http://www.webmd.com.

***

Other than historical information set forth herein, this announcement contains forward-looking statements that involve risks and uncertainties, including those relating to future financial performance. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ include, among others: Healtheon/WebMD's limited operating history, continued growth in the use of the Internet, acceptance of the Internet as a secure medium over which to conduct transactions, competition from other healthcare industry participants, and the company's ability to close its pending acquisitions and integrate the acquired businesses with its own. Additional risks associated with Healtheon/WebMD can be found in its Annual Report for 1999 on Form 10-K and other periodic filings with the SEC, available through its corporate web site.

                           HEALTHEON/WebMD CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                      Three Months Ended
                                                           March 31
                                                       2000         1999

                                                    (Unaudited)

              Revenue                                 $65,881     $17,555

    Operating costs and expenses:
      Cost of operations                               59,365      15,518
      Development and engineering                      11,574       7,041
      Sales and marketing                              86,715       4,652
      General and administrative                       13,811       4,249
      Depreciation and amortization                   338,710       5,225
      Total operating costs and expenses              510,175      36,685

    Loss from operations                             (444,294)    (19,130)

      Interest income, net                             12,829         561

    Net loss                                        $(431,465)   $(18,569)

    Basic and diluted net loss
            per common share                           $(2.47)     $(0.30)

    Weighted average shares outstanding used in
     computing basic and diluted net loss per
     common share                                     175,041      62,665




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                           HEALTHEON/WebMD CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In thousands)

                                                      March 31,     Dec. 31,
                                                         2000         1999
                                                     (Unaudited)

    Assets:
      Cash, cash equivalents and short term
       investments                                    $1,160,682    $291,286
      Accounts receivable, net                            71,925      51,511
      Other current assets                                15,564      20,808
      Total current assets                             1,248,171     363,605

      Property, plant and equipment, net                  65,103      48,384
      Prepaid content and services                       616,875     273,038
      Intangible assets, net                           3,763,748   3,547,559
      Other assets                                        54,370       9,876

      Total assets                                    $5,748,267  $4,242,462

    Liabilities & Stockholders' Equity:
      Accounts payable                                   $45,186     $77,288
      Accrued liabilities                                 81,770      62,841
      Current portion of lease obligations                 2,204       2,281
      Deferred revenue                                    10,532       4,891
      Total current liabilities                          139,692     147,301

      Long-term liabilities                              121,409     121,489

    Stockholders' Equity:
      Convertible preferred stock                        629,000          --
      Common stock, additional paid in capital
       and other                                       5,681,051   4,365,092
      Accumulated deficit                               (822,885)   (391,420)
      Total stockholders' equity                       5,487,166   3,973,672


      Total liabilities & stockholders' equity        $5,748,267  $4,242,462



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                           HEALTHEON/WebMD CORPORATION
                ANALYSIS OF CASH LOSS FROM OPERATIONS AND NET LOSS
                      (In thousands, except per share data)

                                                      Three Months Ended
                                                03/31/00   12/31/99   03/31/99
                                                          (Unaudited)

    Loss from operations                       $(444,294) $(236,688)  $(19,130)

    Non cash charges:
      Depreciation and amortization              338,710    177,853      5,225
      Amortization of prepaid content and
       services included in sales and
       marketing                                  18,554      7,837         --
      Amortization of deferred compensation
       included in general and administrative      1,158      1,587      2,084
    Loss from operations before non cash
     charges                                     (85,872)   (49,411)   (11,821)

      Per share                                    (0.49)     (0.42)     (0.19)

      Interest income, net                        12,829      1,939        561

    Net loss before non cash charges            $(73,043)  $(47,472)  $(11,260)

      Per share                                   $(0.42)    $(0.40)    $(0.18)



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